Exhibit 99.1


                                                      CONTACT:
PRESS RELEASE
                                                      WALL STREET DELI, INC.
                                                      Jeffrey V. Kaufman
                                                      Chief Executive Officer
                                                      (205) 870-0020

                                                      TRINITY MANAGEMENT
                                                      COMPANY, INC.
                                                      W. Craig Barber
                                                      President
                                                      (615) 330-2607



                      WALL STREET DELI, INC. ANNOUNCES
        AGREEMENT IN PRINCIPLE TO BE ACQUIRED FOR $5.50 PER SHARE


     Birmingham, Alabama - February 23, 1999 - Wall Street Deli, Inc. (Nasdaq: WSDI) announced today that it has reached an agreement in principle with Trinity Management Company, Inc. of Nashville, Tennessee, for the acquisition of Wall Street Deli by Trinity. Under the terms of the proposed acquisition, Wall Street Deli stockholders would receive $5.50 per share in cash and the Company would cease to be publicly traded. Wall Street Deli has approximately 2.9 million shares of common stock outstanding.

     Trinity is a newly-formed company currently owned by W. Craig Barber, who was formerly Chief Administrative Officer and Chief Financial Officer of Shoney's, Inc.

     Completion of the transaction, which is expected to occur by the early summer of 1999, is subject to completion of Trinity's due diligence, negotiation and execution of a definitive acquisition agreement, the approval of Trinity's equity investors and lenders, required third-party and governmental consents and other customary conditions. The proposed transaction is also subject to receipt by the Company of a fairness opinion from its financial adviser and approval by the Board of Directors of Wall Street Deli, and if a definitive agreement is executed, the approval of Wall Street Deli's stockholders. Accordingly, no assurance can be given that a definitive agreement will be executed or that the proposed transaction will receive the requisite approvals.


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     Wall Street Deli owns or franchises 120 delicatessen-style sandwich shops. The Company's stock is traded in The Nasdaq Stock Market under the symbol WSDI.

     To the extent that this news release discusses Wall Street Deli's expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors that affect the Company's business, including the disclosures detailed in the Company's quarterly report on Form 10-Q for the quarter ended December 26, 1998, and in other periodic reports filed with the Securities and Exchange Commission.













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